Exhibit 99.1

HUTTIG BUILDING PRODUCTS, INC. AMENDS AND EXTENDS CREDIT FACILITY

INCREASES CAPACITY TO $160 MILLION

ST. LOUIS, MO, May 29, 2014 — Huttig Building Products, Inc., a leading domestic distributor of millwork, building materials and wood products, today announced it has entered into an agreement to amend and extend its $120 million senior secured credit facility. The amendment, among other things, increases borrowing capacity from $120 million to $160 million, reduces interest rate charges and extends the facility for five years from the execution date, to May 28, 2019. The amended facility may be increased to $200 million, through an uncommitted $40 million accordion feature, subject to certain conditions. General Electric Capital Corporation (GECC) and Wells Fargo Capital Finance, LLC (Wells Fargo) are co-lenders under the facility.

Philip W. Keipp, Huttig’s Vice President and Chief Financial Officer, said, “While our existing credit agreement did not expire until December 2017 we believe that the current lending market, along with our improved financial performance, provides an opportunity to secure a long-term agreement which works very well for the Company. We are pleased to continue our relationship with GECC and Wells Fargo who have been valued lending partners.”

Pricing for the amended facility is based on LIBOR plus 150 to 225 basis points, depending on levels of average borrowing availability. Under the prior facility, executed in December 2012, pricing was at LIBOR plus 225 to 275 basis points. At closing, the initial pricing is LIBOR plus 200 basis points. Index pricing was also reduced.

“We believe the amended facility will enhance our financial flexibility and provide greater liquidity to support our business growth,” said Mr. Keipp.

Further details concerning the amendment are contained in the Company’s Current Report on Form 8-K which has been filed with the Securities and Exchange Commission.

About Huttig

Huttig Building Products, Inc., currently in its 130th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

For more information about Huttig, please visit www.huttig.com or contact Don Hake at investor@huttig.com.